Exhibit 1A-E

CONSENT TO ASSIGNMENT BY OWNER

THIS CONSENT TO ASSIGNMENT BY SERVICER (this "Consent") is dated March __, 2017, by American Homeowner Preservation Trust Series 2015A+ (“Owner") for the benefit of SN SERVICING CORPORATION, an Alaska corporation ("SNSC").

A. HOME SERVICING, LLC, and Owner are parties to that certain Servicing Agreement, dated December 22, 2015 (the "Servicing Agreement"), pursuant to which HOME SERVICING LLC services certain mortgage loans and properties held by Owner.

B. HOME SERVICING LLC has agreed to assign the Servicing Agreement to SNSC, pursuant to which SNSC is acquiring the servicing rights for certain Loans and Properties owned by American Homeowner Preservation Trust Series 2015A+ (the "Owner"). Owner is willing to consent to the assignment of the Servicing Agreement.

AGREEMENT

1.                     Owner Consent. Owner hereby consents to the Assignment of the Servicing Agreement and agrees that upon notice from SNSC, it may exercise any or all of the rights and remedies granted to HOME SERVICING, LLC under the Servicing Agreement with respect to the Loans and Properties as if SNSC had been an original party to the Servicing Agreement.

2.                     Servicing Files. Pursuant to the provision in the Servicing Agreement, Owner acknowledges that the files held by HOME SERVICING, LLC with respect to the Loans and Properties (the "Servicing Files") shall be transferred to SNSC under the term of the Servicing Agreement. SNSC further acknowledges that upon receipt of any original Servicing Files, it shall act as bailee on behalf of the Owner of such files.

3.                     Power of Attorney. In furtherance of the Assignment, Owner agrees to execute multiple Power of Attorney in favor of SNSC to act as its servicer pursuant to the Servicing Agreement.

[SIGNATURE PAGE FOLLOWS]

1

IN WITNESS WHEREOF, the undersigned has executed this Consent and delivered effective as of the date first set forth above.

American Homeowner Preservation Trust Series 2015A+

/s/ Jorge Newbery

[OWNER]

By: AHP Capital Management, LLC, Administrator

By: Jorge Newbery, Member

SN SERVICING CORPORATION

By:  /s/ Robin P. Arkley

Name: Robin P. Arkley, II

Its: President

HOME SERVICING, LLC

By:  /s/ George G. Caballero

Name: George G. Caballero

Its: Manager

[Signature Page to Consent to Assignment by Owner]

2

EXHIBIT B

Servicing Fees:

The following additional terms apply to the payment of Servicing Fees:

1.)	The Servicing Fees may be amended and supplemented from time to time with the mutual written consent of the parties;

2.)	The Servicing Fee shall apply during any Interim Servicing Period;

3.)	Home Opportunity Management, LLC has and may continue to source and complete due diligence on assets acquired by Owner. The Managing Member entity of Owner holds the M Class interests and will pay the Servicer thirty three (33%) percent of the profit realized by these Class M interests from assets on which Home Opportunity Management, LLC sourced and completed due diligence.

Monthly Servicing Fees per Serviced Asset per month:

Performing Mortgage Loans (0-89 days delinquent)	$30.00
Performing Loans in a bankruptcy proceeding	$35.00
Delinquent Mortgage Loans (90+ days delinquent)	$100.00
Foreclosure	$100.00
Bankruptcy	$100.00
REO	$100.00
Escrow/Adjustable Rate Mortgage Loans	$2.50 Additional

Mortgage Loan Set Up Fees:

Performing Mortgage Loans (0-29 days delinquent)

Fixed Note Rate	$15.00
Adjustable Note Rate	$17.50

Delinquent Mortgage Loans (30+ days delinquent)

Fixed Note Rate	$25.00
Adjustable Note Rate	$27.50
Bankruptcy/Foreclosure	$40.00
Servicing file conversion from paper to image	$0.20 per page

Legal Costs

All actual costs incurred plus $350.00 per day when Servicers employees are required to attend a legal proceeding, including but not limited to mediations, depositions, meeting with attorneys or attending court.

Third-Party Costs

Owner shall reimburse Servicer for all third party costs including without limitation those arising out of foreclosures, bankruptcy, REO, legal proceedings, loss mitigation efforts, MERS fees, travel expenses, non-standard postage, shipping, signage, broker price opinion (BPOs), banking and tax fees on a monthly basis.

3

EXHIBIT B

Servicing Fees:

Loan Review Fees*:

Collateral Review	$50.00/loan/issue
Due Diligence	$50.00/loan/issue

*If applicable, notification will be provided

Disposition Fees: N/A

Banking Costs- We will pass through all monthly fees related to banking.

Miscellaneous Costs- We will pass through all miscellaneous actual costs incurred monthly, including but not limited to: non-standard postage, travel, shipping, interoffice mail, etc.

Foreclosure Costs- All actual costs incurred during foreclosure will be passed through.

Tax Certification Fee (if requested)

De-boarding Fee per Loan	$50.00 per asset

Tax Contract Fees

No existing contract	$80 for loans up to $499,999.99

$10 for every $100,000 or portion thereof that is over 499,999.99

Contract transfer
First American/Fidelity contract	$2
Non-transferable contract	$3

Flood Contract Fees

No existing contract	$15 or cost if less than $15

Contract transfer
First American/Fidelity contract	$2
Non-transferable contract	$3

4

Ancillary Cash Flows                      (The table below indicates ownership of certain cash flows)

Cash Flow	Owner
Late Charges	Retained by Home Servicing
Principal and Interest Float	Retained by Home Servicing
Escrow Float	Retained by Home Servicing
Servicing Activity Fees	Retained by Home Servicing (i.e. payoff statements, fax fees)
Borrower Prepayment Fees	Retained by Client
Pay by Phone Fee	Retained by Home Servicing

Charged Off Assets*/Debt Recovery Fees:

40% of cash payments received monthly and/or of any settlements, pay-offs, or other payments.

Settlement: Servicer may accept settlement (or forebear from foreclosing or modify an Assigned Account, where applicable) of an Assigned Account so long as only 50% or less of the original principal balance of the Assigned Account is written off by Agency pursuant the settlement. Settlements resulting in write-offs greater than 50% of the original principal balance being written off require the relevant Client’s authorization.

*Monthly servicing fee does not apply to Charged off Assets.

Recording Fees per Loan

Assignment	$25.00 for preparing
$12.00 for recording or as dictated by county

Power of Attorney	$18.00
If no corporate signing authority is provided

MERS	Out-of-pocket expenses are to be paid by Client

5